RETIREMENT AND CONSULTING AGREEMENT

THIS RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”), dated as of March 1, 2024 (the “Effective Date”), is made by and between MasterCraft Boat Holdings, Inc., a corporation organized under the laws of the State of Delaware (together with its successors and assigns, the “Company”), and Frederick A. Brightbill (“Executive”).

WHEREAS, Executive is currently serving as the Chief Executive Officer and Chairman of the Board of Directors of the Company;

WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive’s proposed retirement and succession planning;

WHEREAS, the Company and Executive have mutually agreed that Executive will step down as the Chief Executive Officer of the Company effective as of the CEO Resignation Date (as defined below) and that Executive shall continue to serve as the Chairman of the Board of Directors of the Company until June 30, 2024;

WHEREAS, on the Chairman Retirement Date (as defined below), Executive will retire from the Chairman position, which shall terminate his employment with Company entirely, and to facilitate a smooth and orderly transition in the management of the Company, Executive agrees to make himself available to provide services to the Company as a consultant on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section I

RETIREMENT
1.1
Resignation and Retirement from Positions.
(a)
Chief Executive Officer. Executive’s resignation from Executive’s role as Chief Executive Officer of the Company is effective as of 11:59 p.m., Eastern Standard Time, on March 17, 2024 (the “CEO Resignation Date”). For the avoidance of doubt, Executive shall remain an employee of the Company until the Chairman Retirement Date noted in Section 1.1(b) and shall have no changes to Executive’s compensation and benefits while an employee of the Company.
(b)
Chairman of the Board of Directors. Executive’s retirement from Executive’s role as Chairman and a member of the Board of Directors of the Company is effective as of 11:59 p.m., Eastern Standard Time, on June 30, 2024 (the “Chairman Retirement Date”). Executive’s retirement as of the Chairman Retirement Date is intended to be a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Section 409A”).
Section II

CONSULTING PERIOD; CONSULTING PERIOD PAYMENTS

2.1
Consulting Period; Services.
(a)
Consulting Period. Executive acknowledges and agrees that beginning on the Chairman Retirement Date and ending on June 30, 2025 (the “Consulting Period”), Executive shall serve as a consultant to the Company. Executive’s employment with the Company shall cease on the Chairman Retirement Date. By signing this Agreement, Executive hereby resigns from any and all officer positions held by Executive with the Company or any Affiliate, effective as of the Chairman Retirement Date, and Executive agrees to execute and deliver any additional documentation that may be necessary to give effect to all such resignations. During and after the Consulting Period, Executive agrees that Executive will not represent to anyone that Executive is still an employee and Executive will not say or do anything purporting to bind the Company or any of its Affiliates. For purposes of this Agreement, “Affiliate” means any entity controlled by, controlling, or under common control with, the Company.
(b)
Services. During the Consulting Period, Executive will consult with the Company in matters related to Executive’s expertise, including, but not limited to, providing strategic advice and transition support regarding matters Executive worked on for the Company, advising on historical matters and such other activities as may be requested from time to time by the Board. During the Consulting Period, Executive agrees to continue to perform the consulting services in good faith and to the best of Executive’s ability.
2.2
Consulting Period Payments. The following payments apply during the Consulting Period:
(a)
Consulting Fee. As consideration for Executive’s services, the Company will pay Executive a monthly amount for his services in the amount of $60,417 per month ($725,000 annually), paid using the Company’s regularly scheduled payroll dates.
(b)
STIP & LTIP Awards. Executive will be ineligible to receive a new award under any of the Company’s short-term or long-term incentive programs, including, but not limited to: (i) the Company’s Short-Term Incentive Plan; and (ii) the Amended and Restated MasterCraft Boat Holdings, Inc. 2015 Incentive Award Plan (the “LTIP”).
(c)
Prior LTIP Awards. Executive’s prior 2022-2024 LTIP, 2023-2025 LTIP, and 2024-2026 LTIP awards (collectively, the “Prior LTIP Awards”), shall continue to vest through the applicable final vesting date of each Prior LTIP Award as if Executive remained employed with the Company through such date. During such vesting period, Executive will be eligible to receive dividend equivalents consistent with the treatment of all other outstanding equity awards under the LTIP. Any Prior LTIP Awards subject to performance metrics shall be earned based upon actual performance of the applicable performance metrics. The Prior LTIP Awards shall be paid in accordance with the terms of each Prior LTIP Award. To the extent a “Change in Control” (as defined in the LTIP and/or each Prior LTIP Award) occurs after the Chairman Retirement Date, the Change In Control provisions under the LTIP and Prior LTIP Award shall govern treatment of Executive’s Prior LTIP Awards. For these purposes, Executive will be deemed to have satisfied any termination vesting condition.
(d)
Boat Usage and Purchase. Through the end of the Consulting Period, Executive may elect to access and use one of the Company’s brand boats and trailers in a mutually agreed upon location; provided, that Executive will be responsible for all associated insurance, fuel and slip fee costs for boat usage. The Company shall determine all other terms of Executive’s boat usage and associated obligations. At the end of the Consulting Period, Executive may elect to purchase from the Company any boat available under the Company’s Boat Usage Policy for directors at a 20% discount below dealer cost.

(g) COBRA Continuation Coverage. Executive’s coverage under the Company’s health and welfare plans shall terminate upon the Chairman Retirement Date. If the Executive timely and properly elects Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage under the Company’s health and welfare plans, the Company shall pay the Executive’s COBRA continuation coverage premiums in full through the end of the Consulting Period; providing further, the obligation of the Company to pay such premiums shall terminate prior to the end of the Consulting Period upon Executive becoming eligible for health and welfare benefits from a subsequent employer or otherwise becoming ineligible for COBRA coverage. For purposes of coverage under this provision, Executive must elect the same level of coverage in force immediately prior to the Chairman Retirement Date.

(h) No Other Compensation or Benefits. Executive’s retirement as of the Chairman Retirement Date is intended to be a separation from service under the Company benefit plans. Except as otherwise specifically provided herein or as required by applicable law, Executive shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit plans, programs or arrangements of the Company on or after the Chairman Retirement Date. Further, eligibility for payments or benefits under this Section 2.2 shall automatically terminate upon the end of the Consulting Period.

2.3
Status as an Independent Contractor. In all matters relating to the Consulting Period, nothing under this Agreement shall be construed as creating any partnership, joint venture or agency between the Company and Executive or to constitute Executive as an agent, employee or representative of the Company. Executive shall act solely as an independent contractor and, as such, is not authorized to bind the Company (including its Affiliates) to third parties. Consequently, Executive shall not be entitled to participate during the Consulting Period in any of the employee benefit plans, programs or arrangements of the Company in his capacity as an executive advisor to the Company (specifically excluding, however, any health insurance coverage Executive may be entitled to participate in pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act). The Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining workers’ compensation insurance on Executive’s behalf. The Company has not, is not and shall not be obligated to make, and it is the sole responsibility of Executive to make, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, federal or state unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained in connection with any payments made by the Company to Executive in connection with the provision of the services during the Consulting Period. Executive agrees to indemnify and hold the Company harmless from and against any costs, fees, expenses, liabilities or penalties (and any interest that may accrue thereon) associated with any withholding taxes, FICA taxes, federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained in connection with any payments made by the Company to Executive for the Consulting Period. Executive shall not make any public statements during the Consulting Period that purport to be on behalf of the Company without prior written consent from the Company.
2.4
Release in Consideration of Consulting Period Benefits. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be obligated to provide any payments or benefits to Executive under Section 2.2 hereof other than the Accrued Obligations (as defined below) unless (a) Executive complies with all of the terms and conditions of this Agreement and all applicable Company policies and (b) Executive executes and delivers to the Company a general release of claims in favor of the Company and its Affiliates and their respective employees, officers and directors in substantially the same form attached as Exhibit A hereto, and such release becomes irrevocable by its terms, no later than thirty (30) days after the Chairman Retirement Date. For purposes of this Agreement, “Accrued Obligations” means (a) any unpaid base salary through the Chairman Retirement Date, payable within 30 days following such date, or on such earlier date as may be required by applicable law; (b) for the period prior to the Chairman Retirement Date, any Short-Term Incentive Plan or LTIP payments for a prior year earned but unpaid, payable at the time such amounts would have been paid if Executive was still employed with the Company; (c) reimbursement for any unreimbursed business expenses incurred through the Chairman Retirement Date, payable in accordance with the Company’s policy; and (d) all vested benefits under the Company’s retirement, health and welfare and equity-based employee benefit plans to which Executive is entitled, including dividends equivalents, all of which are payable in accordance with the terms of such plan or program.
2.5
Return of Company Property. Within thirty (30) days after the expiration of the Consulting Period, Executive shall return to the Company all of the following: (i) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards or devices, Company identification, and any other Company-owned property in Executive’s possession or control, and (ii) all documents, materials and copies thereof, comprising or relating to any Proprietary Information (as defined in Section 5.4 of this Agreement), including all hard and electronic copies of the foregoing in Executive’s possession, and Executive shall not make or retain any copy or extract of any of the foregoing.
2.6
Offset. Notwithstanding the provisions of this Section II, the Company’s obligation to make the Consulting Period payments described in Section 2.2 hereof shall be reduced by any amounts owed by Executive to the Company and its Affiliates; provided, however, that offsets of amounts owed by Executive that are nonqualified deferred compensation (within the meaning of Section 409A) shall only be made in accordance with Section 409A.
2.7
No Additional Entitlements. Executive acknowledges and agrees that, except as expressly provided herein, Executive will have no further rights or entitlements in connection with Executive’s employment with the Company and its Affiliates and/or the termination of such employment, including any services provided during the Consulting Period.
Section III

GENERAL RELEASE
3.1
General Release. In consideration of, and as a condition to, the Company’s entry into this Agreement and Executive’s receipt of compensation and benefits as contemplated by Section 2.2 above and for other good and valuable consideration, Executive shall execute and deliver to the Company a release of claims in the form attached to this Agreement as Exhibit A (the “Release”) by 5:00 p.m. Eastern Standard Time no later than twenty-one (21) days after the

Chairman Retirement Date, and shall not revoke such Release during the seven (7)-day period after the Release is executed and delivered to the Company.
3.2
Certain Acknowledgments. Executive understands and agrees that Executive’s agreement with the terms and conditions of this Agreement is signified by Executive’s signature hereto and is voluntary, deliberate and informed. Executive acknowledges that this Agreement provides consideration of value to Executive beyond what Executive is owed and that Executive was advised to consult an attorney before signing this Agreement. Executive acknowledges and agrees that all wages due have been paid to Executive. Executive agrees to strictly comply with all the terms and conditions of this Agreement. Furthermore, Executive acknowledge that Executive has read and understands this Agreement and that Executive signs this release of all claims voluntarily, with full appreciation that at no time in the future may Executive pursue any of the rights Executive has waived in this Agreement or the General Release.
Section IV

TAX INFORMATION
4.1
Tax Withholding. The Company shall deduct from payments to be paid to Executive or any beneficiary all federal, state and local withholding and other taxes and charges required to be deducted under applicable law.
4.2
Section 409A.
(a)
The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Section 409A, and this Agreement shall be interpreted in accordance with such intentions. Notwithstanding the foregoing, neither the Company or its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive (or any other individual claiming a benefit through Executive) as a result of this Agreement.
(b)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service,” within the meaning of Section 409A, from the Company, and references to the “Chairman Retirement Date”, a “termination,” “termination of employment” or like terms shall mean “separation from service,” within the meaning of Section 409A, from the Company.
(c)
Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Agreement commences in one calendar year and ends in a second calendar year, the payment shall not be paid until the second calendar year. For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(d)
If Executive is deemed on the Chairman Retirement Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or benefit subject to Section 409A that is payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive; and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(e)
In the event that payments and benefits under this Agreement are subject to Section 409A, and the time period in which Executive must sign and not revoke the release of claims spans two calendar years, such payments and benefits will be paid on the first payroll date in the second calendar year.
Section V

RESTRICTIVE COVENANTS

In consideration of the compensation and benefits described herein and the Company’s commitments hereunder, the Company and Executive agree as follows:

5.1
Cooperation in Legal Proceedings. Executive agrees that, after expiration of the Consulting Period, upon the request of the Company, Executive shall reasonably cooperate with and assist the Company in undertaking and preparing for legal, regulatory and/or other proceedings, in any case, relating to any affairs of the Company and/or its Affiliates and subsidiaries with respect to which Executive was involved during or gained knowledge of during his employment with and/or Consulting Period services to the Company.
5.2
Non-Disparagement. During Executive’s employment with the Company and thereafter, Executive shall not make any public statement that would or would be reasonably expected to disparage the Company or its Affiliates or subsidiaries, or any of their respective officers, directors, employees, or agents. During Executive’s employment with the Company and thereafter, the Company agrees that it shall instruct its senior executive officers and directors not to make any public statement that would or would be reasonably expected to disparage Executive. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Employee has reason to believe is unlawful; or limits Employee from engaging in concerted activity and communications protected under the National Labor Relations Act (to the extent applicable).
5.3
Non-Solicitation/Non-Competition.
(a)
Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to Executive, for a term of twenty-four (24) months beginning on the CEO Resignation Date, Executive agrees and covenants not to engage in any Competitive Activity within the boating industry in the states where the Company does business and any other state where the Company has taken actual steps in furtherance of conducting business. For purposes of this non-competition clause, “Competitive Activity” means to, directly or indirectly, in whole or in part, engage in, provide services to, or otherwise participate in, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, any entity engaged in a business that is competitive with the business of the Company. Without limiting the foregoing, Competitive Activity also includes activity that may require or inevitably require Executive’s disclosure of trade secrets, proprietary information, or Confidential Information. However, nothing in this section prohibits Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that Executive’s ownership represents a passive investment and Executive is not a controlling person of, or a member of a group that controls, the corporation.
(b)
Non-Solicitation of Customers. Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing customer relationships, customer information, and goodwill, and that because of Executive’s experience with and relationship to the Company, Executive has had access to and learned about the Company’s customer information relevant to the Company’s sales and/or services. Executive understands and acknowledges that loss of any of these customer relationships or goodwill will cause significant and irreparable harm to the Company. For a twenty-four (24) month period beginning on the CEO Resignation Date, Executive agrees not to, either solely or jointly with, or as manager or agent for, any person, corporation, trust, joint venture, partnership, or other business entity, directly or indirectly, approach or solicit for business, accept business from, divert business from, or otherwise interfere with any Company or Affiliates relationship with, any person or entity (or legal successor to such person or entity) that Executive had any direct contact with while employed by the Company and that: (a) has been a customer of the Company or any Affiliates at any time within the six (6) month period prior to the CEO Resignation Date.
(c)
Non-Solicitation of Employees and Independent Contractors. Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. Executive agrees that for a twenty-four (24) month period beginning on the CEO Resignation Date, Executive will not, directly or indirectly, solicit for employment, hire, or offer employment to, or otherwise aid or assist any person or entity other than the Company, in soliciting for employment, hiring, or offering employment to: (a) any employee of the Company, any Affiliate, or any independent contractor engaged by the Company or the Affiliates; or (b) any former employee or independent contractor of the Company or the Affiliates who was employed, or engaged, by the Company or the Affiliated Companies within six (6) months before or after the CEO Resignation Date.
5.4
Proprietary Information.
(a)
Executive shall forever hold in the strictest confidence and not disclose to any person, firm, corporation or other entity any of the Company’s Proprietary Information (as defined below) or any of the Company’s Records (as defined below) except as such disclosure may be required in connection with Executive’s services for the Company during the Consulting Period and as expressly authorized by Company in writing.
(b)
For the purposes of this Agreement, the term “Proprietary Information” shall mean intercompany publications, unpublished works, plans, policies, computer and information systems, software and other information and knowledge relating or pertaining to the products, services, sales or other business of the Company or its successor, affiliates and customers in any way which is of a confidential or proprietary nature, the prices it obtains or has obtained from the sale of its services, its manner of operation, its plans, processes or other data, contracts, information about contracts, contract forms, business applications, costs, profits, tax information, marketing information, advertising methods, customers, potential customers, brokers, potential brokers, employees, matters of a technical nature (including inventions, computer programs, concepts, developments, contributions, devices, discoveries, software and documentations, secret processes or machines, including any improvements thereto and know-how related thereto, and research projects, etc.), and other information not generally available to the public, without regard to whether all of the foregoing matters will be deemed confidential, material or important. Anything to the contrary notwithstanding, the parties hereto stipulate that any and all knowledge, data and information gathered by Executive through this Agreement, his engagement with the Company during the Consulting Period and the operation of the business of the Company is deemed important, material or confidential, and gravely affects the effective and successful conduct of the business of the Company and the Company’s goodwill; could not without great expense and difficulty be obtained or duplicated by others who have not been able to acquire such information by virtue of Executive’s advisor services with the Company; and that any breach of the terms of this Section 5.4 shall be deemed a material breach of this Agreement.
(c)
Executive agrees that all creative work, including without limitation, designs, drawings, specifications, techniques, models, processes and software prepared or originated by Executive before or during the Consulting Period or within the scope of his engagement as an executive advisory to the Company whether or not subject to protection under the federal copyright or other law constitutes work made for hire all rights to which are owned by the Company. Moreover, Executive hereby assigns to the Company all right, title and interest whether by way of copyright, trade secret, patent or otherwise, and all such work whether or not subject to protection by copyright or other law.
(d)
Upon the expiration of the Consulting Period or at any other time requested by the Company, Executive shall immediately return to the Company and not retain any copies of, any records, data, lists, plans, policies, publications, computer and information systems, files, diagrams and documentation, data, papers, drawings, memos, customer records, reports, correspondence, note books, service listing and any other business record of any kind or nature (including without limitation records in machine-readable or computer-readable forms) relating to Proprietary Information (“Records”) to the extent any such Records were not returned prior to such time in accordance with this Agreement or are obtained by Executive during the Consulting Period.
(e)
Executive acknowledges that, to the extent the Company derives independent economic value from any of its Proprietary Information and takes reasonable measures to maintain its secrecy, such Proprietary Information will be considered a trade secret under applicable law. Executive further acknowledges that under the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive further acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

This Section 5.4 does not in any way restrict or impede Executive from exercising protected rights, including rights under the National Labor Relations Act (“NLRA”) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

5.5
Reasonability of Restrictive Covenants. The Company and Executive acknowledge and agree that the covenants, terms and conditions set forth herein shall survive the Chairman Retirement Date and are reasonable and necessary for the protection of the Company’s trade secrets, confidential business information and other legitimate business interests and Executive has received adequate consideration for these covenants, including as set forth in this Agreement.
5.6
Remedies; Injunctive Relief. Executive acknowledges and understands that the covenants and restrictions described in this Section V are of a special and unique nature, the breach of which cannot be adequately compensated for in damages by an action at law, and that any breach or threatened breach of the covenants would cause the Company and its Affiliates irreparable harm. Accordingly, in the event of a breach or threatened breach by Executive of the covenants, the Company and its Affiliates shall be entitled to an injunction restraining Executive from such breach without the need to post bond therefor. Nothing contained in this Section V shall be construed as prohibiting the Company or its Affiliates from pursuing, or limiting the Company’s or its Affiliates’ ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive. The provisions of Section 7.1 below relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks a temporary or permanent injunction in any court to restrain Executive from violating the covenants herein.
5.7
Exceptions. Notwithstanding the foregoing, nothing contained herein shall prohibit Executive from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding.
Section VI

SUCCESSORS
6.1
In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section VI shall continue to apply to each subsequent employer of Executive bound by this Agreement in the event of any merger, consolidation or transfer of all or substantially all of the business or assets of that subsequent employer. This Agreement shall inure to the benefit of the Company, such successors and any assigns. The term “the Company” as used herein shall include such successors, and any assigns.

6.2
This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
Section VII

RESOLUTION OF DISPUTES

7.1
Arbitration.
(a)
Any and all disputes between Executive and the Company (including its directors, officers, employees and agents), however significant, arising out of, relating in any way to or in connection with this Agreement and/or Executive’s employment with or termination of employment from the Company (including the validity, scope and enforceability of this arbitration clause but excluding, at the election of either party, any dispute arising under Section 5 hereof) (a “Dispute”) shall be solely settled by final and binding arbitration to be held at the JAMS office in Nashville, Tennessee and conducted in accordance with the JAMS Employment Arbitration Rules & Procedures (the “Rules”) then in effect at the time of the arbitration (which can be viewed at www.jamsadr.com/rules-employment-arbitration/ and will be provided upon Executive’s request). Notwithstanding the foregoing, Executive and the Company shall cooperate and negotiate in good faith to resolve any Dispute prior to pursuing arbitration.
(b)
Any arbitration hereunder shall be held before a single experienced employment arbitrator licensed to practice law in Tennessee mutually agreed to by the parties, except that if the parties shall fail to agree to such an arbitrator within twenty (20) days from the date on which the claimant’s request for arbitration is delivered to the other party to the arbitration, such arbitration shall be held before an experienced employment arbitrator appointed under the Rules. The Company shall pay the fees of JAMS and the arbitrator, except that, if Executive initiates a claim subject to arbitration, Executive shall pay any filing fee up to the amount Executive would be required to pay if Executive initiated the claim in the Circuit Court of the State of Tennessee, and the Company shall pay the difference between that amount and the actual fee charged by JAMS. Each party shall pay its own further costs of the arbitration, including attorneys’ fees and witnesses’ fees. The award of the arbitrator shall be made within one hundred and eighty (180) days from the date on which the arbitrator is selected and such award shall be in writing. The award of the arbitrator shall be final and binding on the parties, and the parties agree to waive their right to any form of appeal, to the greatest extent allowed by law. If any party prevails on a statutory claim which affords attorneys’ fees and costs, the arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing party. Judgment upon any award of the arbitrator may be entered in any court having jurisdiction or application may be made to such court for the judicial acceptance of the award and for order of enforcement.
(c)
Executive and the Company acknowledge and agree that by agreeing to arbitration, Executive and the Company will not have the right to have any claim decided by a jury or a court, but will instead have any such claim decided through arbitration. Executive and the Company hereby waive any constitutional or other rights to bring claims covered hereby other than in their individual capacities. Except as prohibited by law, this waiver includes a waiver of the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

7.2
Waiver of Jury Trial. Executive and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of them may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.
Section VIII

NOTICES
8.1
For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing (including email, provided, that such email states that it is a notice delivered pursuant to this Section 8.1) and shall be given at the address or email address set forth below (or to such other address or email address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address or email address shall be effective only upon actual receipt). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

To the Company:

Mastercraft Boat Holdings, Inc.

100 Cherokee Cove Drive

Vonore, TN 37885

Attention: Tim Oxley

Email: tim.oxley@mastercraft.com

To Executive: At Executive’s most recent mailing address in the records of the Company, which presently is:

Fred Brightbill

31177 North 117th Drive

Peoria, AZ 85383

Section IX

MISCELLANEOUS
9.1
In the event that Executive breaches any of Executive’s obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover all payments and other consideration paid or provided under this Agreement and to obtain all other relief provided by law or equity. Any compensation paid or payable to Executive pursuant to this Agreement which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, or under any policy of the Company in place or as adopted from time to time, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to such law, government regulation, order, stock exchange listing requirement or policy of the Company. Executive specifically authorizes the Company to withhold from future salary or wages any amounts that may become due under this provision if allowed pursuant to applicable law.
9.2
Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.

9.3
This Agreement, including Exhibit A hereto, embodies the entire agreement of the Company and Executive relating to separation or retirement pay and, except as specifically provided herein, no provisions of any employee manual, personnel policies, corporate directives or other agreement or document shall be deemed to modify the terms of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon Executive or the Company unless made in writing and signed by the Company and Executive. This Agreement supersedes all prior understandings and agreements addressing separation or retirement pay to which Executive and the Company or an Affiliate are or were parties, including but not limited to any offer letter provisions or similar employment, change in control, or severance agreements/arrangements.
9.4
No waiver by the Company hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by Executive shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
9.5
No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
9.6
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If a judicial determination is made that any provision of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision shall be rendered void only to the extent that such judicial determination finds the provision to be unreasonable or otherwise unenforceable with respect to Executive. In this regard, Executive hereby agrees that any judicial authority construing this Agreement shall be empowered to reform any portion of this Agreement and to apply the provisions of this Agreement and to enforce against Executive the remaining portion of such provisions as the judicial authority determines to be reasonable and enforceable pursuant to applicable law. All of the covenants contained in this Agreement shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against the Company and/or its Affiliates (other than in connection with a material breach of this Agreement by the Company) shall not constitute a defense to the enforcement by the Company and/or its Affiliates of such covenants.
9.7
This Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Tennessee.
9.8
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by “.pdf’ format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Release as of date(s) set forth below.

EXECUTIVE

/s/ Frederick A. Brightbill

By: Frederick A. Brightbill

Date: March 1, 2024

COMPANY

/s/ Tim Oxley

By: Tim Oxley

Its: Chief Financial Officer

Date: March 1, 2024

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS (this “Release”) is made and entered into pursuant to the Retirement and Consulting Agreement entered into by and between by and between Mastercraft Boat Holdings, Inc., a Delaware corporation (the “Company”), and Frederick A. Brightbill (“Executive”), dated March 1, 2024 (the “Retirement Agreement”). Any term not otherwise defined herein shall have the meaning ascribed in the Retirement Agreement.

1.
Release.
(a)
In consideration for the compensation and benefits described in, and subject to, Section 2.2 of the Retirement Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive does hereby release and forever discharge the “Releasees” hereunder, consisting of the Company and its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of Executive by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of Executive; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Age Discrimination In Employment Act (“ADEA”), the Older Workers Benefit Protection Act (OWBPA), the Americans With Disabilities Act, COBRA, the False Claims Act, the Family and Medical Leave Act of 1993, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, the Equal Pay Act of 1963, the Genetic Information Non-Discrimination Act, the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act, the Lily Ledbetter Fair Pay Act, the Rehabilitation Act of 1973, the Worker Retraining and Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act, Employment Relations and Collective Bargaining Act, the Tennessee Human Rights Act (THRA), the Tennessee Disability Act (TDA), the Tennessee Public Protection Act (TPPA), the Arizona wage laws, the Arizona Employment Protection Act (AEPA), the Arizona Civil Rights Act, the Arizona criminal code, Arizona equal pay laws, the Arizona Occupational Safety and Health Act, Arizona right-to-work laws, Arizona employee drug testing laws, the Arizona Medical Marijuana Act, each as amended and/or to the fullest extent permitted under applicable law.
(b)
Executive represents that he has not filed any complaints, charges, or lawsuits against the Company or any of its affiliates with any Government Agency (as defined below) or any court, and agrees that Executive will not initiate, assist, or encourage, any such action.

2.
Unreleased Claims. Notwithstanding Section 1 above, this Release shall not operate to release any rights or claims of Executive (a) to payment of the compensation and benefits payable under Section 2.2 of the Retirement Agreement, which compensation and benefits (among other good and valuable consideration) are provided in exchange for this Release, (b) to any Claims for indemnification arising under any applicable indemnification obligation of the Company, (c) to any Claims which cannot be waived by an employee under applicable law, such as a claim for workers’ compensation or unemployment compensation, any claims under the Arizona Wages and Healthy Families Act, or a claim concerning Executive’s rights to compensation or benefits under the Tennessee Employment Security Law (d) to any Claims Executive may have solely in Executive’s capacity as a equityholder of the Company, (e) to accrued or vested benefits under any applicable Company employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act), or (f) to Executive’s right to file a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health, or Arizona Civil Rights Division (or similar state agency) or participate in any investigation conducted by the Equal Employment Opportunity Commission or Arizona Civil Rights Division (or similar state agency), provided that Executive does not seek or accept any individual monetary award or recovery arising from such charge, but expressly excluding a whistleblower award from the Securities Exchange Commission for information provided to that agency, or other awards or relief that may not lawfully be waived. Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA.
3.
Knowing and Voluntary ADEA; OWBPA Disclosure and Waiver; Consideration Period. In accordance with the Older Workers Benefit Protection Act of 1990, Executive is hereby advised as follows:
(a)
Executive has the right to and should consult with an attorney before signing this Release;
(b)
Consideration Period. Executive has at least twenty-one (21) days to consider this Release before signing it. If Executive signs this Release prior to the expiration of the twenty-one (21) day period, Executive acknowledges that any such signing is done on a knowing and voluntary basis and does not restart the twenty-one (21) day period ; and
(c)
Revocation. Executive has seven (7) days after signing this Release to revoke this Release, and this Release will become effective upon the expiration of that revocation period. If Executive wishes to revoke this Release, Executive must deliver written notice (which may be by email), stating Executive’s intent to revoke to Tim Oxley, the Company’s Chief Financial Officer, at tim.oxley@mastercraft.com, on or before 11:59 p.m. Eastern Standard Time on the seventh (7th) day after the date on which Executive signs this Release. This Release will become effective at 12:01 a.m. Eastern Standard Time on the eighth (8th) day after the date on which Executive signs this Release. Executive acknowledges that if Executive revokes this Release, Executive will not receive the compensation and benefits in Section 2.2 of the Retirement Agreement. The Parties agree that any changes made to this Agreement following Executive’s receipt of the Agreement were either immaterial or requested by Executive, and do not restart the running of the twenty-one (21)-day period.

4.
No Assignment or Transfer. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim released hereunder which Executive may have against Releasees, or any of them, and Executive agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Executive under this indemnity.
5.
Attorneys’ Fees. The Parties agree that any suit arising out of, based upon, or relating to any of the Claims released hereunder, then the prevailing party shall be entitled to have the other party pay, in addition to any damages and equitable relief, all reasonable attorneys’ fees, costs, and disbursements incurred by the prevailing party in prosecuting, defending or otherwise responding to said suit. Notwithstanding the foregoing, the foregoing sentence shall not apply to the extent such attorneys’ fees are attributable Executive’s good faith challenge to or a request for declaratory relief with respect to the validity of the waiver herein under the ADEA.
6.
No Admission of Liability. Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to Executive.
7.
Covenants. Executive acknowledges and agrees that Executive is bound by the Covenants (as defined in the Retirement Agreement). Executive hereby reaffirms the covenants, terms and conditions set forth in the Covenants, and acknowledges and agrees that the Covenants remain in full force and effect in accordance with their respective terms.
8.
Additional Acknowledgements. Executive understands and agrees that Executive’s agreement to the terms and conditions of this Release, as signified by Executive’s signature hereto, is voluntary, deliberate and informed. Executive acknowledges that this Release provides consideration of value to Executive, beyond consideration that Executive was already entitled to receive, and that Executive was advised to consult an attorney before signing this Release. Executive acknowledges and agrees that all wages due have been paid to Executive. Executive agrees to strictly comply with all the terms and conditions of this Release and the Retirement Agreement, including (without limitation) any restrictive covenants under Section V of the Retirement Agreement. Further, Executive acknowledge that Executive has read and understands this Release and that Executive signs this Release voluntarily and after sufficient opportunity to consult with an attorney of his choosing, with full appreciation that at no time in the future may Executive pursue any of the rights Executive has waived in this Release.
9.
Breach. Any compensation paid or payable to Executive pursuant to the Retirement Agreement and this Release which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, or under any policy of the Company adopted from time to time, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to such law, government regulation, order, stock exchange listing requirement or policy of the Company.

10.
No Other Amounts/Benefits Owed. Executive acknowledges and agrees that Executive has been paid for all of Executive’s services with the Company and that Executive has not earned any wages, salary, incentive compensation, bonuses, commissions or similar payments or benefits or any other compensation or amounts that have not already been paid to Executive except as provided for in the Retirement Agreement. Executive further agrees that, prior to the execution of this Release, Executive was not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that Executive is entitled to receive from the Company in the future are those specified in the Retirement Agreement and this Release.
11.
Entire Agreement. This Release, together with the Retirement Agreement, represents the final and entire agreement between Executive and the Company with respect to the subject matter hereof and replaces and supersedes all other agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. Any amendment to this Release must be in writing, signed by duly authorized representatives of the parties, and stating the intent of the parties to amend this Release.
12.
Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect. If a judicial determination is made that any provision of this Release constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision shall be rendered void only to the extent that such judicial determination finds the provision to be unreasonable or otherwise unenforceable with respect to Executive. In this regard, Executive hereby agrees that any judicial authority construing this Release shall be empowered to reform any portion of this Release, and to apply the provisions of this Release and to enforce against Executive the remaining portion of such provisions as the judicial authority determines to be reasonable and enforceable.
13.
Counterparts. This Release may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Release shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
14.
Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to conflicts of laws principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Release as of date(s) set forth below.

EXECUTIVE

/s/ Frederick A. Brightbill

By: Frederick A. Brightbill

Date: March 1, 2024

COMPANY

/s/ Tim Oxley

By: Tim Oxley

Its: Chief Financial Officer

Date: March 1, 2024